Exhibit 23.2

FAX (303) 623-4258

621 SEVENTEENTH STREET SUITE 1550 DENVER, COLORADO 80293TELEPHONE (303) 623-9147

Triangle Petroleum Corporation

1200 17th Street, Suite 2600

Denver, CO  80202

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, related prospectus, and any related prospectus supplement of Triangle Petroleum Corporation (the Registration Statement) of our report dated March 23, 2012 attached as Exhibit 99.02 to the Annual Report on Form 10-K for the year ended January 31, 2012 of Triangle Petroleum Corporation and to the references to our report on Triangle Petroleum Corporation’s estimated proved oil and natural gas reserves as of January 31, 2012.  We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

Very Truly Yours,

/s/ Ryder Scott Company, L.P.
Ryder Scott Company, L.P.

Denver, Colorado

August 15, 2014